Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 26, 2017		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp Releases Second Quarter Earnings

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its second quarter results for the quarter ended December 31, 2016.

"It was a difficult quarter with softening of sales to Scandinavia and Asia as well as certain European markets. The declines were partially offset by strong sales in the export OEM business as well as improved sales in the U.S.," Michael J. Koss, Chairman and CEO, told employees here today. "Earnings were negatively impacted by this change in sales mix."

Sales for the second quarter were $6,687,797, which is a 7.5% decrease from sales of $7,229,341 for the same three month period one year ago. The three month net income was $140,112, compared to $386,632 for the second quarter last year. Diluted and basic income per common share for the quarter was $0.02 compared to income per common share of $0.05 for the three month period one year ago.

In the first six months, export OEM sales helped drive increased export sales overall despite the weakness in Scandinavia and Asia. Distributor sales in other countries such as Paraguay, Ukraine, Russia and Japan along with continued strength in the Czech Republic also contributed to the sales increase. Domestic sales were up due to strong sales to distributors and to on-line retail.

Sales for the six months ended December 31, 2016, increased by 2.2% to $13,036,503 compared with $12,760,603 for the same six month period a year ago. Six month net income was $224,323 compared to $285,828 for the same six months last year. Diluted and basic income per common share was $0.03 compared with $0.04 for the same six month period a year ago.

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject

Exhibit 99.1

to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2016	2015	2016	2015
Net sales	$6,687,797	$7,229,341	$13,036,503	$12,760,603
Cost of goods sold	4,481,086	4,566,518	8,887,533	8,451,445
Gross profit	2,206,711	2,662,823	4,148,970	4,309,158

Selling, general and administrative expenses	1,987,391	1,989,114	3,763,162	3,754,860
Unauthorized transaction related (recoveries) costs, net	(3,404)	37,475	34,096	74,950
Interest expense	118	757	964	6,075
Income before income tax provision	222,606	635,477	350,748	473,273

Income tax provision	82,494	248,845	126,425	187,445

Net income	$140,112	$386,632	$224,323	$285,828

Income per common share:
Basic	$0.02	$0.05	$0.03	$0.04
Diluted	$0.02	$0.05	$0.03	$0.04